Exhibit 10.1

Statement of Work No. 1

This Statement of Work Number No. 1 (“SOW”) is entered into by and between P3 Health Partners, LLC (“P3”), a Delaware limited liability company with an office at 2370 Corporate Circle, Suite 300, Henderson, Nevada 89074 and (“Client”), a stock insurance corporation formed under the laws of Nebraska. This SOW is issued under and subject to the Master Services Agreement entered into between Client and P3 as of March 5, 2026 (“Agreement”). This SOW shall be effective as of March 19, 2026 (the “Effective Date”).

Capitalized terms not otherwise defined herein shall have the meaning given to them in the Agreement.

1.Schedules; Order of Precedence, and Definition.

This SOW includes Exhibits, Schedules and Annex(es), and Attachment(s) attached hereto, each of which is incorporated by this reference. In the event of a conflict or inconsistency between the terms and conditions in an Annex, Schedule or Attachment and those in the body of this SOW, the terms and conditions in the body of this SOW will take precedence and control, except to the extent the Parties wish to supersede a term or condition, in which case the applicable Annex, Schedule or Attachment shall expressly reference such term or condition. In the event of a conflict between the terms and conditions in the Agreement and this SOW, the Agreement shall control unless this SOW expressly states that it is intended to supersede a specific provision of the Agreement, in which case this SOW shall control solely with respect to such expressly identified provision.

Section references in this SOW are deemed to refer to the sections of this SOW, unless otherwise specified, and Section references in an Exhibit, Schedule, Annex or Attachment are deemed to refer to the sections of that Exhibit/Schedule/Annex/Attachment unless otherwise specified. Capitalized terms used but not otherwise defined in the Exhibits, Schedules, Annexes, and Attachments shall have the meaning given to them in this SOW or if not defined herein, in the Agreement.

Exhibits to this SOW

A.Exhibit A - Service Description
a.Schedule 1: Bid Management
b.Schedule 2: Network Optimization
c.Schedule 3: Provider Engagement
d.Schedule 4: Quality
e.Schedule 5: Care Management
f.Schedule 6: Utilization Management
g.Schedule 7: Payment Integrity
h.Schedule 8: Risk Adjustment

i.Schedule 9: Core Administration
j.Schedule 10: Compliance
k.Schedule 11: Termination Assistance
l.Schedule 12: Transition Services
m.Schedule 13: Business Continuity Services
B.Exhibit B – Value Measurement and Pricing
C.Exhibit C – Service Locations and Hours
D.Exhibit D – Global Risk Agreement

2.Definitions

The following terms will have the meaning indicated below when used in this SOW:

“Applied Intelligence Platform” (or “AIP”) means the hosted and cloud-based platform comprising various technologies, hardware, and software used by P3 and its designated cloud services vendor (currently Microsoft Azure and Google) to host the MAS platform and perform services for Client on a subscription basis. Client will not have access to AIP.

“Member” or “member” means a member of Client’s Medicare Advantage health plan or provider group offered/provided by Client.

“Provided Data” means all data and information, including member data, provided or made available (including by access) by or on behalf of Client to P3 in connection with the Services as described in this SOW. Provided Data shall be considered Confidential Information of Client. Data need not be expressly labeled as “Provided Data” to be treated as such; any data that meets this definition shall be considered Provided Data for all purposes of this SOW.

“Services” means the specific services P3 shall provide to Client as described in Exhibit A of this SOW.

“Setup and Implementation” means the hiring, training, customization, and deployment of staff, business processes, and technology by P3 to perform the Services outlined in this SOW.

“SOPs” mean the standard operating procedures to be used in performance of the operations services for Client, which will be developed and updated from time to time by the Parties and incorporate Client’s established policies, procedures, and operating guidelines for P3 personnel to follow in performance of the applicable Services.

“Tools” means the Applied Intelligence Platform (“AIP”), user interface, methodologies and algorithms, service delivery tools, and associated hardware and software, intellectual property rights and any learnings or enhancements to P3’s tools and assets used by P3 in providing the Services.

3.Compensation & Expenses

The Charges for P3’s performance of the Services stated in this SOW are set forth in Exhibit B Value Measurement and Pricing and Exhibit D Global Risk Agreement and are based on the assumptions stated herein and the information provided to P3 as of the Effective Date. The Charges are dependent upon the following requirements:

3.1     P3 and Client will mutually agree on the benefit design, bid review and submission process for all bids during the Term including the bid for performance year 2027; and

3.2    P3 and Client shall have responsibility for curating the Medicare Advantage network of providers.

4.Cooperation

Client and P3 agree to cooperate in good faith with respect to bid development, underlying assumptions, actuarial analyses, medical loss ratio targets, vendor alignment, data sharing, governance participation, regulatory compliance, and the orderly wind-down of Services upon termination, all as more fully described in this SOW and the Agreement. Such cooperation shall include, without limitation, the following:

4.1    Cooperation on all bid materials and underlying assumptions, including supplemental benefits, formularies, passthrough expenses, and anticipated vendor costs;

4.2    Cooperation in the completion of any independent actuarial analysis of the final bid for the applicable Performance Year;

4.3    Good faith negotiation of fair medical loss ratio targets based on actuarial analysis and projected improvement for the applicable Performance Year;

4.4    Alignment and mutual agreement on new vendors or passthrough expenses;

4.5    Provision of timely data, reports, workflow visibility, and system access as reasonably necessary to support performance and oversight;

4.6    Participation in joint committees, governance forums, and performance reviews;

4.7    Good faith efforts to achieve medical cost, quality, Stars, and administrative performance objectives;

4.8    Cooperation in a monthly process to establish IBNR calculations and monthly reserves;

4.9    Alignment on network decisions and provider incentive structures;

4.10    Support for remediation or corrective action plans as necessary;

4.11    Compliance with applicable CMS, HIPAA, and Medicare Advantage program requirements; and

4.12    Cooperation to ensure an orderly winddown of Services upon termination of the Agreement and/or this SOW.

5.Onsite Leadership and Clinical Resources

5.1    P3 shall provide dedicated local onsite leadership and clinical resources throughout the term of this SOW. Such resources shall include, at minimum: (a) an onsite operational lead responsible for day-to-day oversight, coordination, and issue resolution; and (b) qualified clinical personnel competent to support clinical operations, provider engagement, and program implementation as required. P3 agrees that these onsite resources will maintain a regular physical presence at the designated service locations, collaborate with Client teams, participate in joint governance and performance meetings, and provide timely clinical and operational support necessary to meet service requirements. P3 shall ensure continuity of onsite staffing and promptly notify Client of any changes in assigned onsite leadership or clinical personnel. The parties agree and acknowledge that such local onsite leadership can serve in a hybrid role so long as the responsibilities and collaboration expected under this SOW are being satisfied.

6.Term and Termination

6.1    Term; Renewal. The Services to be performed under this SOW will commence on the date of the Agreement and will continue for the term of the Agreement unless terminated earlier or renewed by the Parties in accordance with the terms of this SOW and the Agreement. Termination or expiration of this SOW will not affect any other SOWs then in effect, unless the Parties specifically agree in writing to terminate or extend those SOWs also.

7.Out of Scope.

7.1    Services under this SOW are limited to Client’s Medicare Advantage line of business. Any Services related to Client’s other lines of business are out of scope of this SOW.

7.2    Within Client’s Medicare Advantage line of business, the following will be out of scope of this SOW:

7.2.1    Sales, Product and Marketing

7.2.2    Provider Network & Management, other than as described in the Schedules attached to Exhibit A to this SOW

7.2.3    Provider Directory

7.2.4    Broker Services, Broker Portal, Commissioning

7.2.5    Part D Claims Processing including utilization management

7.2.6    Compliance, other than as described in the Schedules attached to Exhibit A to this SOW

7.2.7    Finance

7.2.8    Legal

7.2.9    Call Center